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                                   EXHIBIT 12
                         JOSTENS, INC. AND SUBSIDIARIES
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

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                                                 Six months ended                               Years ended
                                              ---------------------   --------------------------------------------------------------
                                               June 29,    June 30,   December 29,    December 30, January 1,  January 2, January 3,
Dollars in thousands                             2002        2001         2001            2000        2000        1999       1998
-------------------------------------------------------------------   --------------------------------------------------------------
Earnings
Income (loss) from continuing operations
before income taxes                           $  73,693   $  57,632   $    26,540      $ (10,468)   $ 43,999    $ 35,952   $ 52,379

Interest expense
(excluding capitalized interest)                 35,468      41,816        79,035         60,252       7,486       7,026      6,866

Portion of rent expense under
long-term operating leases
representative of an interest factor                720         644         1,164          1,121       1,483       1,233      2,133

-------------------------------------------------------------------   --------------------------------------------------------------
Total earnings                                $ 109,881   $ 100,092   $   106,739      $  50,905    $ 52,968    $ 44,211   $ 61,378
===================================================================   ==============================================================

Fixed charges
Interest expense
(including capitalized interest)              $  35,468   $  41,816   $    79,035      $  60,252    $  7,887    $  7,729   $  6,866

Portion of rent expense under
long-term operating leases
representative of an interest factor                720         644         1,164          1,121       1,483       1,233      2,133

-------------------------------------------------------------------   --------------------------------------------------------------
Total fixed charges                           $  36,188   $  42,460   $    80,199      $  61,373    $  9,370    $  8,962   $  8,999
===================================================================   ==============================================================

Ratio of earnings to fixed charges                  3.0         2.4           1.3            0.8         5.7         4.9        6.8
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